Smith Barney Allocation Series  Retail Portfolios

Results of a Special Meeting of Shareholders

On November 15, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement and
2) to elect Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted On		Votes For	Votes Against	Abstentions
New Management Agreement
Balanced Portfolio	15,309,322.930	227,073.383	922,420.886
Conservative Portfolio	5,225,255.395	99,791.252	421,089.823
Income Portfolio	2,475,297.599	79,172.386	164,867.312

			Broker Non-Votes

			175,656.000
			49,898.000
			33,453.000


Election of Trustees			  Authority
Nominees:		Votes For	  Withheld	Abstentions
Walter E. Auch		92,894,375.921	4,934,232.851	39,990.673    0
H. John Ellis		92,866,585.214	4,962,023.558	39,990.673    0
Armon E. Kamesar	92,881,703.639	4,946,905.133	39,990.673    0
Stephen E. Kaufman	92,849,325.430	4,979,283.342	39,990.673    0
John J. Murphy		93,232,738.263	4,595,870.509	39,990.673    0
R. Jay Gerken		93,157,162.768	4,671,446.004	39,990.673    0

On December 19, 2005, a Special Meeting of Shareholders was held for the following purpose: 1) to approve a new management agreement. The following table provides the number of votes cast for or against, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted On		Votes For	Votes Against	Abstentions
New Management Agreement
High Growth Portfolio	21,991,183.580	500,070.630	2,321,394.004
Growth Portfolio	23,702,132.691	734,632.167	1,961,950.921


			Broker Non-Votes

			203,862.000
			184,157.000